EXHIBIT 21.1

List of Subsidiaries of Mid-America Apartment Communities, Inc.

MAA of Copper Ridge, Inc
MAAC of Duval LP
MAACOD Inc.
MAC II of Delaware, Inc
Mid-America Apartments LP
Mid-America Apartments of Duval LP
Mid-America Multifamily Fund I, LLC
Mid-America Multifamily Fund II, LLC
Milstead Village at Town Center, LLC
MMFI Greenwood Forest, LLC
MMFII Ansley Village, LLC
Paddock Club Florence LP
Woods of Post House LP